Exhibit 99.1

Contacts: James S. Scully Chief Administrative Officer and Chief Financial Officer (212) 209-8040 Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS

New York, NY – December 1, 2011 – J.Crew Group, Inc. today announced financial results for the three months (third quarter) and nine months (first nine months) ended October 29, 2011.

The results below reflect the Company’s performance for the “combined period” which consists of the period prior to its acquisition on March 7, 2011 (“predecessor period”) by affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P. and the period after the acquisition (“successor period”).

The combination of the predecessor and successor periods to present combined totals is not consistent with GAAP and may yield results that are not comparable on a period-to-period basis. For purposes of comparing results of operations for the first nine months of fiscal 2011 to the comparable period last year, the Company believes that the combined presentation provides a meaningful comparison. Combined operating results (i) have not been prepared on a pro forma basis as if the acquisition occurred on the first day of the period, (ii) may not reflect the actual results we would have achieved absent the acquisition and (iii) may not be predictive of future results of operations.

Third Quarter highlights:

•

Revenues increased 12% to $479.6 million, with comparable company sales increasing 5%. Comparable company sales increased 2% in the third quarter last year. Store sales increased 10% to $334.5 million, with comparable store sales increasing 2%. Comparable store sales decreased 1% in the third quarter last year. Direct sales increased 18% to $138.5 million on top of increasing 12% in the third quarter last year.

•	Gross margin decreased to 42.1% from 43.5% in the third quarter last year. The decrease includes the impact of purchase accounting of $6.8 million.

•

Selling, general and administrative expenses increased to $143.9 million from $122.6 million in the third quarter last year. The increase includes transaction-related costs and the impact of purchase accounting of $4.0 million.

•

Operating income was $57.9 million, or 12.1% of revenues, compared to $64.1 million, or 14.9% of revenues, in the third quarter last year. Operating income includes transaction-related costs and the impact of purchase accounting of $10.8 million.

•

Net income was $21.6 million compared to $37.8 million in the third quarter last year. Net income includes (i) transaction-related costs and the impact of purchase accounting noted above and (ii) increased interest expense as a result of debt incurred in connection with the acquisition.

•

Adjusted EBITDA was $83.8 million compared to $78.2 million in the third quarter last year. Last year included income of $5.9 million resulting from a bonus accrual reversal. An explanation of how we use Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are included in Exhibit (3).

First Nine Months highlights:

•

Revenues increased 6% to $1,324.0 million, with comparable company sales increasing 2.0%. Comparable company sales increased 9% in the first nine months last year. Store sales increased 4% to $926.7 million, with comparable store sales decreasing 1%. Comparable store sales increased 8% in the first nine months last year. Direct sales increased 12.0% to $374.8 million on top of increasing 16% in the first nine months last year.

•	Gross margin decreased to 40.9% from 45.6% in the first nine months last year. The decrease includes the impact of purchase accounting of $33.4 million.

•

Selling, general and administrative expenses increased to $495.4 million from $372.3 million in the first nine months last year. The increase includes transaction-related costs and the impact of purchase accounting of $99.5 million.

•

Operating income was $46.2 million, or 3.5% of revenues, compared to $198.5 million, or 15.9% of revenues, in the first nine months last year. Operating income includes transaction-related costs and the impact of purchase accounting of $132.9 million.

•

Net loss was $18.8 million compared with net income of $117.5 million in the first nine months last year. Net loss includes (i) transaction-related costs and the impact of purchase accounting noted above and (ii) increased interest expense as a result of debt incurred in connection with the acquisition.

•	Adjusted EBITDA was $222.7 million compared to $236.6 million in the first nine months last year.

Balance Sheet highlights as of October 29, 2011:

•	Cash and cash equivalents were $142.7 million at the end of the third quarter compared to $311.7 million at the end of the third quarter last year.

•

Total debt was $1,597 million at the end of the third quarter, including the seven-year senior secured term loan of $1,197 million and the eight-year senior unsecured notes of $400 million, incurred in connection with the acquisition, compared with no debt outstanding at the end of the third quarter last year.

•

Inventories at the end of the third quarter were $291.7 million (including $1.7 million of inventory step-up from purchase accounting), compared to $261.0 million at the end of the third quarter last year. Inventory per square foot (excluding inventory step-up) increased 4% compared to the third quarter last year.

Use of Non-GAAP Financial Measures

This announcement contains non-GAAP financial measures. An explanation of these measures and a reconciliation to the most directly comparable GAAP financial measures are included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, December 1, 2011, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until December 8, 2011 and can be accessed by dialing (877) 870-5176 and entering conference ID number 382545.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 30, 2011, the Company operates 269 retail stores (including 226 J.Crew retail stores, 10 crewcuts stores and 33 Madewell stores), the J.Crew catalog business, jcrew.com, madewell.com and 96 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the information in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, impact of costs of mailing, paper and printing, and other factors which are set forth in the Company’s Annual Report on Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except percentages)	Three Months Ended October 29, 2011	Three Months Ended October 30, 2010	Nine Months Ended October 29, 2011	Nine Months Ended October 30, 2010
	(Successor)	(Predecessor)	(Combined)	(Predecessor)
Net sales
Stores	$334,483	$303,252	$926,706	$888,231
Direct	138,544	117,940	374,860	334,806

	473,027	421,192	1,301,566	1,223,037
Other	6,548	8,137	22,480	27,690

Total Revenues	479,575	429,329	1,324,046	1,250,727

Costs of goods sold, buying and occupancy costs	277,806	242,708	782,350	679,955

Gross profit	201,769	186,621	541,696	570,772
As a percent of revenues	42.1%	43.5%	40.9%	45.6%

Selling, general and administrative expenses	143,876	122,566	495,484	372,286
As a percent of revenues	30.0%	28.5%	37.4%	29.8%

Operating income	57,893	64,055	46,212	198,486
As a percent of revenues	12.1%	14.9%	3.5%	15.9%

Interest expense, net	25,349	2,127	67,754	3,386

Income (loss) before income taxes	32,544	61,928	(21,542)	195,100

Provision (benefit) for income taxes	10,944	24,095	(2,654)	77,632

Net income (loss)	$21,600	$37,833	$(18,888)	$117,468

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	October 29, 2011	January 29, 2011	October 30, 2010
	(Successor)	(Predecessor)	(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$142,714	$381,360	$311,702
Inventories	291,737	214,431	260,969
Prepaid expenses and other current assets	53,258	39,104	35,543
Prepaid income taxes	3,880	—	1,930

Total current assets	491,589	634,895	610,144

Property and equipment, net	258,815	197,210	195,873

Favorable lease commitments, net	52,271	—	—

Deferred financing costs, net	61,129	970	1,078

Deferred income taxes, net	—	20,171	14,851

Intangible assets, net	987,773	4,343	4,287

Goodwill	1,686,429	—	—

Other assets	2,473	2,577	2,564

Total assets	$3,540,479	$860,166	$828,797

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$157,222	$147,083	$144,610
Other current liabilities	123,096	117,642	99,026
Current portion of long-term debt	12,000	—	—
Income taxes payable	—	1,673	—
Deferred income taxes, net	5,678	4,277	958

Total current liabilities	297,996	270,675	244,594

Long-term debt	1,585,000	—	—

Unfavorable lease commitments and deferred credits, net	46,839	67,665	67,058

Deferred income taxes, net	409,704	—	—

Other liabilities	33,264	10,705	9,521

Stockholders’ equity	1,167,676	511,121	507,624

Total liabilities and stockholders’ equity	$3,540,479	$860,166	$828,797

Exhibit (3)

J.Crew Group, Inc.

Non-GAAP Financial Measure

(Unaudited)

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations (prepared in accordance with GAAP) to Adjusted EBITDA (a non-GAAP measure), to cash provided by operating activities (prepared in accordance with GAAP) and then to cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Three Months Ended October 29, 2011	Three Months Ended October 30, 2010	Nine Months Ended October 29, 2011	Nine Months Ended October 30, 2010
	(Successor)	(Predecessor)	(Combined)	(Predecessor)
Net income (loss)	$21.6	$37.8	$(18.9)	$117.5
Provision (benefit) for income taxes	10.9	24.1	(2.7)	77.6
Interest expense, net	25.3	2.1	67.8	3.4
Depreciation and amortization	18.4	12.5	52.3	36.7

EBITDA	76.2	76.5	98.5	235.2

Adjustments:
Share-based compensation	1.0	3.3	48.1	6.8
Inventory step-up amortization	5.8	—	30.8	—
Amortization of favorable leases	3.3	—	8.7	—
Amortization of unfavorable leases, deferred rent and landlord contributions	(1.1)	(1.7)	(3.9)	(5.5)
Transaction costs	—	—	32.2	—
Transaction-related litigation	(3.6)	—	2.9	—
Other	2.2	0.1	5.4	0.1

Adjusted EBITDA	83.8	78.2	222.7	236.6

Taxes paid	(9.1)	(18.3)	(18.1)	(73.7)
Interest paid	(30.6)	(0.4)	(48.4)	(1.0)
Changes in operating assets and liabilities	36.9	(21.4)	(120.2)	(68.5)

Net cash provided by operating activities	81.0	38.1	36.0	93.4
Net cash used in investing activities.	(25.0)	(19.9)	(3,053.4)	(38.0)
Net cash provided by (used in) financing activities	(1.6)	(47.0)	2,778.8	(41.8)

Increase (decrease) in cash	54.4	(28.8)	(238.6)	13.6
Cash and cash equivalents, beginning balance	88.3	340.5	381.3	298.1

Cash and cash equivalents, ending balance	$142.7	$311.7	$142.7	$311.7

We present the non-GAAP financial measure Adjusted EBITDA because we use this measure to monitor and evaluate both the performance of our business and our liquidity, and we believe the presentation of this measure will enhance investors’ ability to analyze trends in our business, evaluate our performance relative to other companies in our industry and evaluate our ability to service our debt.

Adjusted EBITDA does not reflect the impact of items such as non-cash share-based compensation, transaction costs, litigation costs, sponsor monitoring fees, as well as the impact of purchase accounting adjustments resulting from the acquisition of the Company by affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the U.S. (GAAP) and this computation may vary from others in the industry. Adjusted EBITDA should not be considered as an alternative to net income or other GAAP measures as a measure of operating performance or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for analysis of the Company’s results as reported under GAAP.

The addition of the predecessor and successor period amounts to present combined totals is not consistent with GAAP and may yield results that are not comparable on a period-to-period basis due to the changes of accounting basis during these periods.

Exhibit (4)

Actual and Projected Store Count and Square Footage (Note 1)

Projected Fiscal 2011		(Note 2)	(Note 2)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	333	5	1	337
2nd Quarter (Actual)	337	6	0	343
3rd Quarter (Actual)	343	17	0	360
4th Quarter (Projected)	360	5	3	362

Projected Fiscal 2011
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	2,006,999	31,039	(6,461)	2,031,577
2nd Quarter (Actual)	2,031,577	21,454	0	2,053,031
3rd Quarter (Actual)	2,053,031	83,726	0	2,136,757
4th Quarter (Projected)	2,136,757	16,522	(14,616)	2,138,663

Note 1 –	Store count and square footage summary excludes three clearance store locations. Above summary also includes one factory store that is temporarily closed at the time of this announcement due to flooding.

Note 2 –	Actual and Projected number of stores to be opened and closed during Fiscal 2011 by quarter:

1st Quarter – one retail, one factory, one retail crewcuts and two Madewell stores. We closed one retail store (actual).

2nd Quarter – three factory, one crewcuts factory and two Madewell stores (actual).

3rd Quarter – six retail, four factory and seven Madewell stores (actual)

4th Quarter – one retail, one factory, one crewcuts factory and two Madewell stores.

We anticipate closing two retail and one Madewell store (projected).

Exhibit (5)

Historical Comparable Sales

(Unaudited)

Fiscal 2010 Quarter	(a) Comparable Company Sales	Comparable Store Sales	Direct Sales
1st Quarter	16%	15%	20%
2nd Quarter	12%	11%	16%
3rd Quarter	2%	(1%)	12%
4th Quarter	0%	(5%)	12%

Fiscal 2011 Quarter

1st Quarter	(3%)	(6%)	5%

2nd Quarter	3%	1%	13%

3rd Quarter	5%	2%	18%

(a)	Comparable company sales include comparable store sales, direct sales and shipping and handling fees.